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                                                                       EXHIBIT 1

                   SERIES C PREFERRED STOCK PURCHASE AGREEMENT

         THIS SERIES C PREFERRED STOCK PURCHASE AGREEMENT is made as of the 14th day of January, 2003, by and among USDATA Corporation, a Delaware corporation (the "Company") and SCP Private Equity Partners II, L.P., a Delaware limited partnership (the "Investor").

         In consideration of the mutual promises hereinafter set forth, the parties hereto, each intending to be legally bound hereby, agree as follows:

         1.    Purchase and Sale.

         1.1 Sale and Issuance of Series C Preferred Stock. Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing, and the Company agrees to sell and issue to the Investor at the Closing, (i) 37,500 shares of the Company's Series C-1 Preferred Stock, par value $0.01 per share (the "Series C-1 Preferred Stock"), (ii) a warrant (the "Warrant") to purchase up to 18,750 shares of the Company's Series C-2 Preferred Stock, par value $0.01 per share (the "Series C-2 Preferred Stock") (at an initial exercise price of $40.00 per share), and (iii) 619,186 shares of the Company's Common Stock, $0.01 par value per share (the "Common Stock") for an aggregate purchase price of $1,500,000. The Series C-1 Preferred Stock and the Series C-2 Preferred Stock are sometimes collectively and individually referred to as "Series C Preferred Stock". The rights, privileges and preferences of the Series C Preferred Stock shall be as stated in the Company's Certificate of Designation for Series C-1 Preferred Stock and Series C-2 Preferred Stock, and the Warrant shall be substantially in the form attached hereto as Exhibit A. As used herein, the term "Securities" means the shares of Series C Preferred Stock, the Warrant and the Common Stock to be issued and sold hereunder.

         1.2 Closing. The purchase, sale and issuance of the Securities shall take place at the offices of Saul Ewing LLP, Centre Square West, 1500 Market Street, 38/th/ Floor, Philadelphia PA 19102-2186 at 10:00 a.m. on January 14, 2003, or at such other place and time as the Company and the Investor mutually agree upon (which time is designated as the "Closing").

         1.3 Consideration. At the Closing, the Company shall deliver to the Investor, certificates representing the Securities being sold to the Investor hereunder pursuant to Section 1.1(b) against payment of $1,500,000 by the Investor of the purchase price therefor by wire transfer in immediately available funds.

         2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that, except as set forth on the Disclosure Schedule attached hereto as Schedule A (the "Disclosure Schedule") furnished to the Investor, which exceptions shall be deemed to be representations and warranties as if made hereunder:

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         2.1   Organization, Good Standing and Qualification. The Company and
each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its formation and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company and each of its subsidiaries is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business, properties, results of operation or financial condition.

         2.2 SEC Reports; Financial Statements. The Company's Common Stock, $0.01 par value per share (the "Common Stock") is registered under Section 12(b) or (g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company is in compliance with its reporting and filing obligations under the Exchange Act. The Company has made available to the Investor (a) its annual reports to stockholders and its Annual Reports on Form 10-K for its last two fiscal years and (b) all of its Quarterly Reports on Form 10-Q and each other report, registration statement or definitive proxy statement filed with the Securities and Exchange Commission (the "SEC") since the beginning of such two fiscal years (collectively, the "SEC Reports"). The SEC Reports do not (as of their respective dates) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited and unaudited financial statements of the Company included in the SEC Reports (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as stated in such Financial Statements or the notes thereto) and fairly present, subject, in the case of the unaudited Financial Statements, to normal recurring and year-end adjustments, the financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended. Except as disclosed by the Company in the SEC Reports, since the end of the most recent of such fiscal years, there has been no material adverse change in the business, properties, financial condition or results of operations of the Company and its subsidiaries taken together, and there is no existing condition, event or series of events which reasonably would be expected to have a material adverse effect on the business, properties, financial condition or results of operations of the Company and its subsidiaries taken together, or the ability of the Company to perform its obligations under this Agreement, the Warrant, or the Second Amended and Restated Investors' Rights Agreement, dated as of March 30, 2001, by and among the Company, the Investor and certain other investors in the Company and as amended as of the date hereof (the "Second Amended and Restated Investors' Rights Agreement").

         2.3   Capitalization and Voting Rights

         (a) As of the date hereof, unless otherwise specified herein, the authorized capital of the Company consists of:

               (i) 2,200,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock"), of which (x) 100,000 shares have been designated as "Series A Preferred Stock," of which 50,000 currently are issued or outstanding; (y) 800,000 shares have been designated as "Series B Preferred Stock," of which 281,800 currently are issued or outstanding; and (z) 125,000 shares have been designated as "Series C-1 Preferred Stock," of which 75,000

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are currently issued or outstanding and 125,000 shares have been designated as
"Series C-2 Preferred Stock," of which none are currently issued or outstanding.

               (ii) 40,000,000 shares of Company Common Stock, of which, as of the date hereof, 3,089,332 shares are issued and outstanding.

         (b) Except for the ownership of shares and warrants in eMake Corporation by the parties to the Second Amended and Restated Investors' Rights Agreement, all outstanding shares of capital stock of the Company's subsidiaries are owned beneficially and of record by the Company, free and clear of any liens, security interests, encumbrances or other adverse claims other than (i) such liens set forth on Schedule 2.21, (ii) mechanics', carriers', workmens' or other like kind liens arising or incurred in the ordinary cause of business,
(iii) liens for taxes that are not due and payable and (iv) other imperfections of title or encumbrances, if any, that individually or in the aggregate do not have a material adverse effect on the business, properties, results of operation or financial condition of the Company or any of its subsidiaries (collectively, the "Permitted Liens"). Except as described in the Disclosure Schedule, the Company and its subsidiaries do not presently own or control, directly or indirectly, any interest in any other corporation, association or other business entity. Except as set forth in Section 2.3(b) of the Disclosure Schedule, neither the Company nor its subsidiaries are participants in any joint venture, partnership, or similar arrangement.

         (c) All outstanding shares of capital stock of the Company and its subsidiaries have been duly and validly authorized and issued, are fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the "Securities Act"), and any relevant state securities laws or pursuant to valid exemptions therefrom.

         (d) Except (i) as disclosed in the SEC Reports, (ii) for warrants, options and rights in eMake Corporation held by the parties to the Second Amended and Restated Investors' Rights Agreement, (iii) except for the rights provided for in the Second Amended and Restated Investors' Rights Agreement and this Agreement, and (iv) as set forth on Schedule 2.3 of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights) or agreements for the purchase or acquisition from the Company or any of its subsidiaries of any shares of their capital stock.

         2.4 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery by the Company of this Agreement and the Warrant, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance) and delivery of the Securities being sold hereunder, the Series C Preferred Stock issuable upon exercise of the Warrant and the Common Stock issuable upon conversion of the Series C Preferred Stock, has been taken, and this Agreement and the Warrant constitute the valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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         2.5 Stockholder Approval. Approval by the common stockholders of the
Company is not required for the authorization, execution and delivery of this Agreement and the Warrant, the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance) and delivery of the Securities being sold hereunder, the Series C Preferred Stock issuable upon exercise of the Warrant and the Common Stock issuable upon conversion of the Series C Preferred Stock.

         2.6 Valid Issuance of Stock. The shares of Series C Preferred Stock and the shares of Common Stock that are being issued to the Investor hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Second Amended and Restated Investors' Rights Agreement, any agreement between the Investor and a third party of which the Company has no knowledge and under applicable state and federal securities laws. The Series C Preferred Stock issuable upon exercise of the Warrant has been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Warrant, will be duly and validly issued, fully paid and nonassessable, and will be free of restrictions on transfers other than restrictions on transfer under this Agreement, the Second Amended and Restated Investors' Rights Agreement, any agreement between the Investor and a third party of which the Company has no knowledge and under applicable state and federal securities laws. The Common Stock issuable upon conversion of the Series C Preferred Stock purchased under this Agreement or issuable upon the exercise of the Warrant has been duly and validly reserved for issuance and upon issuance will be duly and validly issued, fully paid, and nonassessable, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Second Amended and Restated Investors' Rights Agreement, any agreement between the Investor and a third party of which the Company has no knowledge and under applicable state and federal securities laws.

         2.7 Governmental Consents. Except as set forth on Schedule 2.7, other than those that have been duly obtained or filings which are required under applicable securities laws, which filings, if any, will be made within the applicable periods required by such laws, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority, including the National Association of Securities Dealers, Inc. (the "NASD"), on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, the Warrant and the Second Amended and Restated Investors' Rights Agreement.

         2.8 Offering. Subject in part to the truth and accuracy of the Investor representations set forth in Section 3 of this Agreement, the offer, sale and issuance of the Securities as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and applicable state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemption. The issuance of shares of Series C Preferred Stock upon the exercise of the Warrant and the issuance of shares of Common Stock upon the conversion of shares of Series C Preferred Stock will be exempt from the registration requirement of the Securities Act and applicable state securities laws.

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         2.9  Compliance with Certain Matters. Neither the Company nor any of its subsidiaries is in violation or default under or in breach of any material provision of its Certificate of Incorporation or Bylaws, any material agreement, instrument, contract, document, judgment, order, writ or decree to which it is a party or by which it is bound or any federal or state statute, rule or regulation applicable to it. The execution, delivery and performance of this Agreement and the Warrant and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such material provision, agreement, instrument, contract, document, judgment, order, writ, decree, statute, rule or regulation or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or any of its subsidiaries or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company or any of its subsidiaries, their business or operations or any of their assets or properties.

         2.10 Litigation. There is no action, suit, proceeding or investigation pending or, to the best of the Company's knowledge, currently threatened against the Company or any of its subsidiaries that questions the validity of this Agreement, the Warrant or the Second Amended and Restated Investors' Rights Agreement or the right of the Company to enter into such agreements, or to consummate the transactions contemplated hereby or thereby, or that might result, either individually or in the aggregate, in any material adverse changes in the assets, condition, affairs or prospects of the Company or any of its subsidiaries, financially or otherwise, or any change in the current equity ownership of the Company or any of its subsidiaries. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or, to the best of the Company's knowledge, threatened involving the prior employment of any of the Company's or any of its subsidiaries' employees or consultants, their use in connection with the Company's or any of its subsidiaries' business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers. Neither the Company nor any of its subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or any of its subsidiaries currently pending or that the Company or any of its subsidiaries intends to initiate.

         2.11 Non-Disclosure and Proprietary Rights Agreements. Except as described in the Disclosure Schedule, each employee, officer and consultant of the Company or any of its subsidiaries has executed a Non-Disclosure and Proprietary Rights Agreement in the form attached as Exhibit B hereto. The Company, after reasonable investigation, is not aware that any of the Company's or its subsidiaries' key employees, officers or consultants are in violation of the agreements specified in this Section 2.11, and the Company and its subsidiaries will use their reasonable efforts to prevent any such violation.

         2.12 Patents and Trademarks. The Disclosure Schedule contains a complete and accurate list of all (i) patented or registered Intellectual Property Rights (as defined below) owned or used by the Company or any of its subsidiaries, (ii) pending patent applications and applications for registrations of other Intellectual Property Rights filed by the Company or any its subsidiaries and (iii) unregistered trade names and corporate names owned or used by the

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Company or any of its subsidiaries. The Disclosure Schedule also contains a complete and accurate list of all licenses and other rights granted by the Company or any of its subsidiaries to any third party with respect to any Intellectual Property Rights and all licenses and other rights granted by any third party to the Company or any of its subsidiaries with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights but not including licenses arising from the purchase of standard "off the shelf" products. The Company or a subsidiary of the Company owns all right, title and interest in and to all of the Intellectual Property Rights listed on the Disclosure Schedule free and clear of all liens, encumbrances or claims of others except liens, encumbrances and claims of others with respect to third-party licenses and Permitted Liens. Except as set forth on the Disclosure Schedule, the Company or a subsidiary of the Company owns all right, title and interest to, or has the right to use pursuant to a valid license, all Intellectual Property Rights, as they currently exist, necessary for the operation of the business of the Company and its subsidiaries as presently conducted and as presently proposed to be conducted, free and clear of all liens, encumbrances or claims of others except liens, encumbrances and claims of others with respect to third-party licenses. The Company and its subsidiaries have taken all necessary actions to maintain and protect the Intellectual Property Rights that each of them own. To the best of the Company's knowledge, the owners of any Intellectual Property Rights licensed to the Company or any of its subsidiaries have taken all necessary and desirable actions to maintain and protect the Intellectual Property Rights that are subject to such licenses. There have been no claims made against the Company or any of its subsidiaries asserting the invalidity, misuse or unenforceability of any of such Intellectual Property Rights, and to the best of the Company's knowledge, there are no valid grounds for the same. Neither the Company nor any of its subsidiaries has received any notices of, and the Company is not aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third party with respect to such Intellectual Property Rights (including, without limitation, any demand or request that the Company or any of its subsidiaries license any rights from a third party). To the best of the Company's knowledge, the conduct of the Company's and each of its subsidiaries' business has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any Intellectual Property Rights of others, nor to the best of the Company's belief would any future conduct as presently contemplated infringe, misappropriate or conflict with any Intellectual Property Rights of others. To the best of the Company's knowledge, the Intellectual Property Rights owned by or licensed to the Company or any of its subsidiaries have not been infringed upon, or misappropriated by or conflict with others. The transactions contemplated by this Agreement will have no material adverse effect on the Company's or any of its subsidiaries' right, title and interest in and to the Intellectual Property Rights listed on the Disclosure Schedule. To the best of the Company's knowledge, none of the Company's nor any of its subsidiaries' employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or any of its subsidiaries or that would conflict with the Company's or any of its subsidiaries' business as presently conducted and to the best of the Company's belief as presently proposed to be conducted. Neither the execution of this Agreement nor the transactions contemplated by this Agreement nor the carrying on of the Company's or each of its subsidiaries' business by the employees of the Company and each of its subsidiaries, nor the conduct of the Company's or each of its subsidiaries' business as presently

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conducted or presently proposed to be conducted, will, to the best of the
Company's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated. The Company does not believe it is or will be necessary for the Company or any of its subsidiaries to utilize any inventions of any of the Company's or any of its subsidiaries' employees (or people it currently intends to hire) made prior to their employment by the Company or any of its subsidiaries, as applicable. For purposes of this Agreement, "Intellectual Property Rights" means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered and unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans and customer and supplier lists and information), (vii) other intellectual property rights and (viii) copies and tangible embodiments thereof (in whatever form or medium).

         2.13 Agreements; Action.

         (a) The SEC Reports list all material agreements, understandings, instruments and contracts, whether written or oral, to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its assets and properties are bound that are required to be so disclosed.

         (b) Except as set forth in the SEC Reports or the Disclosure Schedule, there are no agreements, understandings or proposed transactions between the Company or any of its subsidiaries and any of its officers, directors, affiliates or any affiliate thereof.

         (c) Except as set forth in the SEC Reports, this Agreement or as described in the Disclosure Schedule, there are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees to which the Company or any of its subsidiaries is a party or by which it is bound that may involve (i) obligations (contingent or otherwise) of, or payments to, the Company or any of its subsidiaries in excess of $25,000, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or any of its subsidiaries, other than licenses arising from the purchase of "off the shelf" or other standard products, (iii) provisions restricting or affecting the development, manufacture or distribution of the Company's or any of its subsidiaries' products or services, (iv) a warranty with respect to its services rendered or its products sold or leased other than in the ordinary course of business, or (v) indemnification by the Company or any of its subsidiaries with respect to infringements of proprietary rights.

         (d) Except as set forth in the SEC Reports, neither the Company nor any of its subsidiaries has (i) declared or paid any dividends or authorized or made any distribution upon or

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with respect to any class or series of its capital stock, (ii) incurred any material indebtedness for money borrowed or any other liabilities, (iii) made any material loans or advances to any person, other than advances for travel expenses and other customary employment-related advances made in the ordinary course of business, or (iv) sold, exchanged or otherwise disposed of any material amount of its assets or rights, other than the sale of its inventory in the ordinary course of business.

         (e) For the purposes of subsections (c) and (d) above, all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity (including persons or entities the Company has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.

         (f) All of the contracts, agreements and instruments set forth on the Disclosure Schedule pursuant to this Section 2.13 are valid, binding and enforceable in accordance with their respective terms and there has been no material change to or amendment to a material contract by which the Company or any of its subsidiaries or any of their respective assets or properties is bound or subject. Each of the Company and its subsidiaries has performed all material obligations required to be performed by it and is not in material default under or in material breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument and neither the Company nor any of its subsidiaries have any present expectation or intention of not fully performing all such obligations. No event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of noncompliance by the Company or any of its subsidiaries under any contract, agreement or instrument. None of the Company nor any of its subsidiaries have knowledge of any breach or anticipated breach by the other parties to any contract, agreement, instrument or commitment.

         (g) Neither the Company nor any of its subsidiaries is a party to or is bound by any contract, agreement or instrument, that materially adversely affects its business as now conducted or as proposed to be conducted, its properties or its financial condition.

         2.14 Related-Party Transactions. Except as disclosed in the SEC Reports, no employee, consultant, officer, or director of the Company or any of its subsidiaries, or member of his or her immediate family is indebted to the Company or any of its the subsidiaries, nor is the Company or any of its subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of them except for compensation, wages and benefits and travel and customary expenses. Except for employment agreements, benefit plans, insurance policies and similar matters, no employee, consultant, officer, or director of the Company or any of its subsidiaries, or member of the immediate family of any officer or director of the Company or any of its subsidiaries is directly or indirectly interested in any material contract with the Company or any of its subsidiaries.

         2.15 Permits. Each of the Company and each of its subsidiaries has all franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially and adversely affect its business, properties, prospects, results of operation, or financial condition, and the Company believes that each of the Company and its subsidiaries can obtain, without undue burden or expense, any

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similar authority for the conduct of its business as planned to be conducted.
Neither the Company nor any of its subsidiaries is in default in any material respect under any of such franchises, permits, licenses or other similar authority.

         2.16 Environmental and Safety Laws. To the Company's knowledge, neither the Company nor any of its subsidiaries is in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety, and to the Company's knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

         2.17 Manufacturing and Marketing Rights. Except in the ordinary course of business or as disclosed in the SEC Reports, neither the Company nor any of its subsidiaries has granted rights to manufacture, produce, assemble, license, market, or sell its products to any other person and is not bound by any agreement that affects its exclusive right to develop, manufacture, assemble, distribute, market or sell its products.

         2.18 Disclosure. The Company has fully provided the Investor with all the information that the Investor has requested for deciding whether to purchase the Securities and to consummate the transactions contemplated by this Agreement. None of this Agreement, the Warrant, the Second Amended and Restated Investors' Rights Agreement, any other statements or certificates made or delivered in connection herewith or therewith or any other information supplied by the Company with respect to the transactions contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

         2.19 Registration Rights. Except as (a) provided in the Second Amended and Restated Investors' Rights Agreement, (b) provided in the Investors' Rights Agreement dated as of September 12, 2000 by and among eMake Corporation and the other parties named therein, (c) as disclosed in the SEC Reports or (d) as set forth on Schedule 2. 19, neither the Company nor any of its subsidiaries has granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

         2.20 Corporate Documents. Except as contemplated by this Agreement, the Company's Certificate of Incorporation and Bylaws and each of its subsidiaries' Certificates of Incorporation or Articles of Incorporation, as applicable, and Bylaws are in the form previously provided to the Investor.

         2.21 Title to Property and Assets. Except as set forth on Schedule 2.21, Each of the Company and its subsidiaries owns its property and assets free and clear of all mortgages, liens, loans and encumbrances, except such encumbrances and liens that arise in the ordinary course of business and do not materially impair its ownership or use of such property or assets and Permitted Liens. With respect to the property and assets it leases, each of the Company and each of its subsidiaries is in compliance with such leases and holds a valid leasehold interest free of any liens, claims or encumbrances.

         2.22 Tax Returns, Payments and Elections. Each of the Company and each of its subsidiaries has filed all tax returns and reports as required by law. These returns and reports

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are true and correct in all material respects. Each of the Company and each of its subsidiaries has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Disclosure Schedule.

         2.23 Insurance. As set forth on Schedule 2.23, each of the Company and each of its subsidiaries has in full force and effect or will obtain in a reasonable amount of time after the Closing, fire and casualty insurance policies and products liability and errors and omissions insurance. Each of the Company and each of its subsidiaries shall have or will obtain in a reasonable amount of time after the Closing, directors' and officers' insurance in amounts satisfactory to the Investor.

         2.24 Minute Books. The minute books of the Company and each of its subsidiaries made available to the Investor contain a complete summary of all meetings of directors and stockholders since the time of incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

         2.25 Labor Agreements and Actions. Except as set forth on Schedule 2.25, neither the Company nor any of its subsidiaries is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Company's knowledge, requested or sought to represent any of its employees, consultants, representatives or agents. There is no strike or other labor dispute involving the Company or any of its subsidiaries pending, or to the Company's knowledge, threatened, that could have a material adverse effect on the assets, properties, financial condition, operating results, or business of the Company or any of its subsidiaries (as such business is presently conducted and as it is proposed to be conducted), nor is the Company aware of any labor organization activity involving the employees or consultants of the Company or any of its subsidiaries. The Company is not aware that any officer or key employee or key consultant, or that any group of key employees or key consultants, intends to terminate their employment or consulting relationship with the Company or any of its subsidiaries, nor does the Company or any of its subsidiaries have a present intention to terminate the employment or consulting relationship of any of the foregoing nor has there been any material change in any compensation arrangement or agreement with any employee or consultant. With the exception of those officers and employees that have executed employment contracts with the Company or any subsidiary of the Company as listed in the Disclosure Schedule, the employment of each officer and employee of the Company and each of its subsidiaries is terminable at the will of the Company or a subsidiary of the Company, as applicable, and without any required severance payment. With the exception of the Company's consulting arrangement with Phoenix Management, Inc., the consulting relationship of each consultant of the Company or any of its subsidiaries is terminable at the will of the Company or a subsidiary of the Company, as applicable, and without any required severance payment. To the knowledge of the Company, each of the Company and each of its subsidiaries have complied in all material respects with all applicable state and federal equal employment opportunity and other laws related to employment.

         2.26 Damage; Loss. Neither the Company nor any of its subsidiaries has experienced any damage, destruction or loss, whether or not covered by insurance, that would materially and adversely affect the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted).

         2.27 Liens; Claims. There has not been any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or any of its subsidiaries, except in the ordinary course of business and that is material to its assets, properties, financial condition, operating results or business (as such business is presently conducted and as it is proposed to be conducted).

         2.28 Real Property Holding Company. Neither the Company nor any of its subsidiaries is a real property holding company within the meaning of
Section 897 of the Internal Revenue Code of 1986, as amended.

         3. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

         3.1 Authorization. The Investor has full power and authority to enter into this Agreement, and this Agreement constitutes the valid and legally binding obligation of the Investor enforceable against the Investor in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

         3.2 Purchase Entirely for Own Account. The Securities to be purchased by the Investor hereunder, the Series C Preferred Stock issuable upon exercise of the Warrant to be issued to the Investor hereunder and the Common Stock issuable upon conversion of the Series C Preferred Stock issued or issuable to the Investor hereunder or under the Warrant issued to the Investor hereunder, are being acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. The Investor does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Securities to be purchased by the Investor hereunder, the Series C Preferred Stock issuable upon exercise of the Warrant to be issued to the Investor hereunder, and the Common Stock issuable upon conversion of the Series C Preferred Stock issued or issuable to the Investor hereunder or under the Warrant issued to the Investor hereunder.

         3.3 Disclosure of Information. The Investor has received all the information it considers necessary or appropriate for deciding whether to purchase the Securities. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company. The foregoing, however, does not limit or modify the representations and warranties in Section 2 of this Agreement or the right of the Investor to rely thereon.

         3.4 Investment Experience. The Investor is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. The Investor also represents it has not been organized for the purpose of acquiring the Securities.

         3.5 Accredited Investor. The Investor is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, as presently in effect.

         3.6 Restricted Securities. The Investor understands that the Securities it is purchasing are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, the Investor represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

         3.7 Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Investor further agrees not to make any disposition of all or any portion of the Securities to be purchased by the Investor hereunder, the Series C Preferred Stock issuable upon exercise of the Warrant to be issued to the Investor hereunder, and the Common Stock issuable upon conversion of the Series C Preferred Stock issued or issuable to the Investor hereunder or under the Warrant to be issued to the Investor hereunder unless and until the transferee has agreed in writing for the benefit of the Company to be bound by this Section 3 and the applicable provisions of the Second Amended and Restated Investors' Rights Agreement and:

         (a) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

         (b) Such Investor shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and, if requested by the Company, such Investor shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company that such disposition will not require registration of such shares under the Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances or unless required by a transfer agent.

Notwithstanding the provisions of subsections (a) and (b) above, no such registration statement or opinion of counsel shall be necessary for a transfer by an Investor that is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his or her spouse or to the siblings, lineal descendants or ancestors of such partner or his or her spouse, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if he or she were the original Investor hereunder.

         3.8 Legends. It is understood that the certificates evidencing the Securities, the Series C Preferred Stock issuable upon exercise of the Warrant and the Common Stock issuable upon conversion of the Series C Preferred Stock issued or issuable to the Investor hereunder or under the Warrant to be issued to the Investor hereunder, may bear one or all of the following legends:

         (a) "These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the issuer thereof that such registration is not required or unless sold pursuant to Rule 144 of such Act."

         (b) The Company will furnish without charge upon request by any shareholder, the powers, designations, preferences and relative, participating, optional or other special rights and the qualifications, limitations or restrictions of the Series C-1 Preferred and the Series C-2 Preferred Stock.

         (c) Any legend required by the securities laws of any applicable jurisdictions.

         (d) Any legend required by the Second Amended and Restated Investors' Rights Agreement or other applicable agreement.

         4. Conditions of Investor's Obligations at Closing. The obligations of the Investor under Sections 1.1 and 1.2 of this Agreement are subject to the fulfillment on or before the Closing of each of the conditions hereinafter set forth.

         4.1 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing, unless another date is specified therein.

         4.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

         4.3 Compliance Certificate. The President of the Company shall deliver to the Investor at the Closing a certificate on behalf of the Company, stating that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

         4.4 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities and the other transactions contemplated by this Agreement shall be duly obtained and effective as of the Closing.

         4.5 Proceedings and Documents. All corporate approvals, stockholder approvals and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the

Investor and their counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

         4.6 Stock Certificates; Warrant. The Company shall have delivered to the Investor executed certificates representing the Series C Preferred Stock, the Common Stock, and the Warrant to be purchased at the Closing.

         4.7 Confidentiality Agreements. Each employee, officer and consultant of the Company or any of its subsidiaries shall have entered into the applicable confidentiality agreement as specified in Section 2.11 hereof.

         4.8 Extension of Working Capital Line. The Company's current working capital line with JP Morgan Chase shall have been extended for one year, on terms substantially similar to those in the current agreement with such bank.

         4.9 Legal Opinion. The Investor shall have received an opinion of counsel to the Company, in the form attached hereto as Exhibit C.

         4.10 NASD Matters. The Company shall have given or made all notices to or filings with the NASD, and shall have complied with all rules and regulations of the NASD, required in connection with the transactions contemplated hereby.

         4.11 Amendment of Second Amended and Restated Investors' Rights Agreement. The Company shall have entered into the Amendment of Second Amended and Restated Investors' Rights Agreement in the form attached hereto as Exhibit D.

         4.12 Written Consent of Preferred Stockholders. All holders of Preferred Stock shall have entered into the Written Consent of Preferred Stockholders in the form attached hereto as Exhibit E (the "Written Consent").

         5. Conditions of the Company's Obligations at Closing. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor:

         5.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

         5.2 Performance. The Investor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

         5.3 Proceedings and Documents. All corporate approvals, stockholder approvals and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the

Company's counsel, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

         5.4 Payment of Purchase Price. The Investor shall have delivered to the Company the purchase price payable at the Closing pursuant to Section 1.3.

         5.5 Qualifications. All authorizations, approvals, or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful issuance and sale of the Securities and the other transactions contemplated by this Agreement shall be duly obtained and effective as of the Closing.

         5.6 Written Consent of Preferred Stockholders. All holders of Preferred Stock shall have entered into the Written Consent.

         6.      Miscellaneous.

         6.1 Survival of Warranties. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two years, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company; provided, however, that there shall be no limitation period for those matters addressed in Section 2.3(a) or (b) hereof.

         6.2 Use of Proceeds. The Company shall use the proceeds from the sale of the Securities to the Investor hereunder for working capital and general corporate purposes.

         6.3 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any Securities, any Series C Preferred Stock issuable upon exercise of the Warrant or any Common Stock issuable upon conversion of the Series C Preferred Stock). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

         6.4 Governing Law. The construction, validity and interpretation of this Agreement will be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         6.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         6.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         6.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial overnight courier (with confirmation of receipt) or sent via facsimile (with confirmation of receipt), (a) in case of the Company, to the Company at 2345 North Central Expressway, Richardson, Texas 75080 (Fax: (972) 669-9557),
Attention: Chief Financial Officer and (b) in the case of SCP Private Equity Partners II, L.P., to SCP Private Equity Partners II, L.P. at 435 Devon Park Drive, Building 300, Wayne, Pennsylvania 19087, (Fax: (610) 293-0601),
Attention: Chief Financial Officer (or at such other address for a party as shall be specified by like notice).

         Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by certified mail or personal delivery. Any party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

         6.8 Finder's Fee. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, partners, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its respective officers, employees, consultants or representatives is responsible.

         6.9 Expenses. Upon the Closing of this transaction, the Company shall pay all reasonable costs and expenses incurred by the Investor with respect to the negotiation, execution, delivery and performance of this Agreement and any schedules or exhibits hereto.

         6.10    Dispute Resolution.

         (a) If any dispute arising out of or relating to this Agreement, the Warrant, the Second Amended and Restated Investors' Rights Agreement or any other agreement executed in connection herewith or the breach, termination or validity thereof (a "Dispute") is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such Dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the respective designated senior management representative of each party. If the parties are unable to resolve the Dispute between them through these face-to-face negotiations, within 20 business days (or such period as the parties shall otherwise agree) following the date of notification (the "Notice Date") by one party to the others of the existence of such Dispute, then any such Dispute shall be resolved in the following manner.

         (b) The parties shall endeavor to resolve any such Dispute by mediation under the CPR Mediation Procedures for Business Disputes. Unless otherwise agreed, the parties will select a mediator from the CPR Panels of Neutrals and shall notify CPR to initiate the selection process.

         (c) Any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of interest and costs, exceeds $100,000 ("Summary Proceeding"), arising out of or relating to a Dispute which has not been resolved by mediation as provided herein within 90 days of the Notice Date, shall be litigated exclusively in the Superior Court of the State of Delaware (the "Delaware Superior Court") as a summary proceeding pursuant to Rules 124-131 of the Delaware Superior Court, or any successor rules (the "Summary Proceeding Rules"). Each of the parties hereto hereby irrevocably and unconditionally (A) submits to the jurisdiction of the Delaware Superior Court for any Summary Proceeding, (B) agrees not to commence any Summary Proceeding except in the Delaware Superior Court, (C) waives, and agrees not to plead or to make, any objection to the venue of any Summary Proceeding in the Delaware Superior Court, (D) waives, and agrees not to plead or to make any claim that any Summary Proceeding brought in the Delaware Superior Court has been brought in an improper or otherwise inconvenient forum, (E) waives, and agrees not to plead or to make, any claim that the Delaware Superior Court lacks personal jurisdiction over it, (F) waives its right to remove any Summary Proceeding to the federal courts except where such courts are vested with sole and exclusive jurisdiction by statute, and (G) understands and agrees that it shall not seek a jury trial or punitive damages in any Summary Proceeding based upon or arising out of a Dispute, and waives any and all rights to any such jury trial or to seek punitive damages.

         (d) In the event any action, suit or proceeding where the amount in controversy as to at least one party, exclusive of interest and costs, does not exceed $100,000 (a "Proceeding"), arising out of or relating to a Dispute is brought, the parties to such Proceeding agree to make application to the Delaware Superior Court to proceed under the Summary Proceeding Rules. Until such time as such application is rejected, such Proceeding shall be treated as a Summary Proceeding and all of the foregoing provisions of Section 6.10(c) relating to Summary Proceedings shall apply to such Proceeding.

         (e) If a Summary Proceeding is not available to resolve any Dispute hereunder, the controversy or claim shall be settled by arbitration conducted on a confidential basis, under the U.S. Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association (the "Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware including law in respect of any statute of limitations. The arbitration shall be conducted at the Association's regional office located in Philadelphia, Pennsylvania by three arbitrators, at least one of whom shall be knowledgeable in the industry in which the Company is engaged in business, one of whom shall be an attorney and one of whom shall be a member of a "Big Four" accounting firm familiar with the industry in which the Company is engaged in business. Absent mutual agreement of the parties, the arbitrators specified in the preceding sentence shall be appointed pursuant to the Commercial Arbitration Rules of the Association. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover damages in excess of compensatory damages with respect to any such Dispute. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction.

         (f) No party shall be precluded hereby from securing equitable remedies in courts of any jurisdiction, including, but not limited to, temporary restraining orders and preliminary injunctions to protect its rights and interests but shall not be sought as a means to avoid or stay arbitration or Summary Proceeding.

         (g) Each party is required to continue to perform its obligations under this contract pending final resolution of any Dispute, unless to do so would be impossible or impracticable under the circumstances.

         6.11 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, any securities into or for which such Securities are convertible or exchangeable, each future holder of all such securities, and the Company.

         6.12 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

         6.13 Publicity. Neither the Company nor the Investor shall take any action, or permit any of its employees, consultants, officers, directors or stockholders to take any action, which may result in the public disclosure of the transactions effected hereby or the identity of the Investor, except pursuant to the Company's filing obligations under applicable securities laws or unless otherwise required by law. Other than with respect to filing obligations under applicable securities laws, if the Company determines that it is required by law to disclose these transactions or the identity of the Investor, it shall, at a reasonable time before making any such disclosure, consult with the Investor regarding such disclosure.

         6.14 Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

         6.15 Press Release. Notwithstanding anything set forth above, the parties hereto may release a statement, press release or other announcement regarding the execution and delivery of this Agreement, to be issued immediately following the Closing announcing the consummation of the transactions contemplated by this Agreement and the related documents, with the prior written consent of the other party hereto.



                            [Signature Page Follows]

         IN WITNESS WHEREOF, the parties have executed this Series C Preferred Stock Purchase Agreement as of the date first above written.



                             COMPANY:

                             USDATA CORPORATION

                             By: /s/ James E. Fleet
                                ---------------------------------------
                                Name:  James E. Fleet
                                Title: Chief Executive Officer and President



                             INVESTOR:

                             SCP PRIVATE EQUITY PARTNERS II, L.P.

                             By: SCP Private Equity II General Partner, L.P.,
                                 its General Partner

                             By: SCP Private Equity II, LLC



                             By:   /s/ Winston J. Churchill
                                ---------------------------------------
                             Name:  Winston J. Churchill
                                  -------------------------------------
                             Title: a manager






          [SIGNATURE PAGE--SERIES C PREFERRED STOCK PURCHASE AGREEMENT]